Exhibit 10.17

This CONTRACT OF EMPLOYMENT (the “Contract”)
is made 10 May 2022

between

Freyr Battery Norway AS
(organisation number 926 089 862)

(hereinafter referred to as the "Company",
together with its subsidiaries and affiliates, the “Group”)

and

Jan Dahm-Simonsen

(hereinafter referred to as the "Employee")

1Position, term, place of work, reporting line
1.1This contract is replacing the Employee´s initial employment contract with the company, with effect from January 1st 2022

1.2The Employee is employed as SVP Human Resources & Organizational Development.

1.3The Employee's place of work shall be the Company’s offices, for the time being in Lysaker, Norway. The Employee acknowledges that the Employee’s work may necessitate a considerable amount of travel, also abroad.

1.4The Employee shall report to President and Managing Director of the Company, unless, or until, otherwise informed.

2Duties
2.1The Employee is obliged to carry out the duties that are or will be assigned to the Employee’s position and that naturally fall within the scope of the position or other duties as the Company may reasonably require. The Company and the Group may issue instructions and guidelines which the Employee shall adhere to as part of this Contract.

2.2The Employee shall devote the Employee’s full working capacity to the Company and the Employee’s duties under this Contract. The Employee shall not, without the Company’s prior written consent, undertake any other work, paid or unpaid, whether for the Employee’s own account, or for any other employer or principal.

3Working hours
3.1The Employee shall be employed full time, 7,5 hours per day excluding lunch break, with working hours as determined by the Company at any time.

3.2The Employee recognizes that the Employee has a managerial and/or particularly independent position (Nw. “særlig uavhengig stilling”), cf. the Working Environment Act (the WEA, Nw.: arbeidsmiljøloven) section 10-12 (1) and (2), thus the provisions in the WEA related to working hours shall not apply, with the exception of the requirement to maintain a thoroughly sound working environment. Work exceeding normal working hours must be expected, and no extra compensation is paid in respect of any overtime work required, unsocial hours, travel time etc., cf. Section 10-12 of the WEA. The Employee shall work such hours as necessary for the proper performance of the Employee’s duties.

Exhibit 10.17
4Salary
4.1The Company shall pay the Employee a gross base salary at the rate of NOK 2.300.000,- per annum, inclusive of compensation for overtime.

4.2The Employee's salary shall be paid on the 20th day of each month to the bank account provided by the Employee, in instalments of 1/12 of the annual amount. No salary is paid during vacation periods. Instead, a holiday allowance pursuant to the provisions of the Holidays Act (Nw.: Ferieloven) is paid during holiday absence.

4.3The Employee's salary shall be reviewed annually during the first quarter and have retroactive effect as of 1st January that year. The first review of the Employee’s salary will occur in 2022.

5Bonus
5.1The Employee may participate in the Company’s bonus scheme, terms and objectives of which are at any time under the sole discretion of the Company.

5.2The Employee may be eligible for consideration of an annual bonus of up to 50% of base salary, with an upside up to 62,5% should the employee exceed his expected deliverables in any given calendar/bonus year.

5.3Any bonus paid is interpreted and deemed to be inclusive of any holiday allowance, statutory payable bonus or profit sharing or other statutory benefits (including pension accrual, if applicable). At payment, holiday allowance, statutory payable bonus or profit sharing or other statutory benefits will be deducted from the bonus amount.

5.4If within two years after any bonus (whether as part of the Company’s bonus scheme or otherwise), option (pursuant to clause 6) or other award is paid to the Employee the Company or Group is required to restate its accounts to a material extent or the Company becomes aware of any material malfeasance or material wrongdoing on the Employee’s part, then the Company shall be entitled to recalculate the bonus that it would otherwise have awarded in the relevant financial years, had these facts been known at the time the bonus was granted. The Employee shall, if so required by the Company, be liable to repay on demand the difference between such recalculated bonuses, options or other awards and the aggregate value of the awards actually granted to the Employee.

6Sign-on options and Long-term incentive program
6.1The Employee will receive a sign-on package of 100,000 options. The options will be granted the quarter following work start date. These options are expected to vest in 1/3 tranches over 3 years and must all be exercised within 5 years of the grant date under an options policy that is under the sole discretion of the Company.

6.2The Employee will be invited to participate in the Company’s Long-term incentive program (“LTIP”) every year, terms and objectives of which are at any time under the sole discretion of the Company, starting from year 2023. LTIP options will be calculated on 125% of the base salary for any given calendar year.

7Vacation and holidays

Exhibit 10.17
The Employee is entitled to 25 days of vacation per calendar year, excluding potential Company shut down days, with holiday allowance in accordance with the Holidays Act, as well as statutory determined holidays. Vacation days must be taken at times appropriate to the local work situation and be approved beforehand by the Employee’s direct manager, in accordance with the Holiday Act.

8Other benefits
8.1Social security
In addition to statutory state provided schemes, the Employee is entitled to participate in the Company's pension scheme and life, accident, and travel insurance schemes.

Such additional benefits may be altered at the Company’s discretion, though without affecting accrued entitlements.

8.2Laptop, mobile phone, etc.
The Company will provide the Employee with a laptop for business use.

The Company will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with the Company’s policies. Further, the Company will reimburse 50% of internet subscription at home.

9Deduction from salary, etc.
9.1Deductions from salary, bonus, and holiday allowance may be made to the extent permitted by the Working Environment Act Section 14-15, and, e.g. under the following circumstances:

(i)Amounts received as advance on travel or business expenses or loans from the Company.

(ii)Incorrect or advance payments in salary, bonus, vacation, or holiday allowance.

(iii)Amounts received by negligence conduct by the Employee, such as any misuse of the Company’s funds e.g. by credit card.

10Illness

10.1The Employee is entitled to sick pay in accordance with statutory provisions or extended Company rules according to the Company’s policies.

10.2The Employee is obliged to report any absence due to illness or accident to the Company without undue delay.

11Business expenses
11.1The Company shall on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for all expenses, including business travel expenses, reasonably incurred by the Employee in the performance of the Employee’s duties under the Contract, and in accordance with the Company’s policies.

12Code of conduct and provisions

Exhibit 10.17
12.1The Employee shall comply with all codes of conduct and all other rules and regulations applicable to the Employee's duties and to the business of the Company which have been made available to the Employee.

12.2The Employee shall comply with the Company’s prevailing policies, rules, and procedures, and all other applicable instructions laid down in the Company’s guidelines, personnel handbook or similar manuals which have been made available to the Employee.

12.3The Employee is obliged, without delay, to read and understand the Company’s rules, regulations, and guidelines which are disclosed and made available to the Employee on the Company’s intranet or presented on other mediums.

13Confidentiality
13.1The Employee acknowledges that the Employee may acquire access to confidential information of the Group through the Employee’s position. The Employee agrees that all such confidential information is disclosed to the Employee in confidence and is strictly for the Employee’s use on behalf of the Company or Group.

13.2The Employee shall not make use of or disclose to any person, and shall use the Employee’s best endeavors to prevent the use, publication or disclosure of any information of a confidential or secret nature concerning the business of the Company or the Group that comes to the Employee’s knowledge during the course of or in connection with the employment with the Company, or concerning the business of any person having dealings with the Company or the Group and which is obtained directly or indirectly in circumstances in which the Company or the Group is subject to a duty of confidentiality in relation to that information.

13.3For the purpose of this clause, information of a confidential or secret nature means non-public information of the Company or the Group, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such information exists in written form or stored by electronic media or on other form of information carrier.

13.4This clause 13 shall continue to apply after the termination of the Employee's employment with the Company, whether terminated lawfully or not, without limitation in time.

13.5The Employee is prevented from malicious disparage or otherwise making harmful or unfavorable statements regarding the Company or the Group or any of its services, operations, processes or methods.

13.6The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.

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14Non-competition and non-solicitation
14.1The Employee may not during the employment with the Company and for a period of six months after the end of the notice period, take employment with, have ownership interests in, or in any other way – directly or indirectly – be involved in any activity that wholly or partially competes with the Company or other companies in the Group. The Employee shall similarly not engage in or perform work for customers and/or suppliers, if such activity can be deemed to have any negative impact to the competitive situation of the Company or the Group.

14.2The Employee must not, in relation to the termination and for a period of six months after the end of the agreed notice period, directly or indirectly solicit or otherwise engage in direct or indirect communication with any present or past customers, suppliers or partners of the Company or of the Group for himself or any other person, if such activity may have a negative impact on the Company. This applies to customers, suppliers or partners that the Employee has had contact with or been responsible for in any way during the last year before a statement is given by the Company in accordance with clause 14.6 below.

14.3The Employee shall not, during a period of six months after the end of the agreed notice period, directly or indirectly solicit, recruit, or endeavor to entice away any of the Company’s or the Group’s employees.

14.4The Company may decide in writing at any time during or in connection with termination of the employment that the provisions in 14.1 to 14.3 shall not apply in whole or in part.

14.5In case of any uncertainty as to whether an activity is covered by the prohibitions set out in this clause, the Employee is obliged, both during the employment and following a termination, to present the issue to the Company and await a written statement from the Company before engaging in any relevant activity.

14.6The Company shall provide a written statement on the applicability of clause 14.1 and 14.2 within four weeks after (i) having received a written request from the Employee at any time during the employment, or (ii) after the termination of the employment by the Employee. In case of a termination from the Company, the statement shall be given at the same time as the notice of termination or, if applicable, within one week after summary dismissal. The restrictions in clause 14.1 and 14.2 may be discharged in case a written statement from Company is not timely given in accordance with this clause 14.6, unless the Company within that time has requested reasonable additional time to consider the request.

14.7If the prohibition against competition, cf. clause 14.1, applies, the Company shall compensate the Employee during the prohibition period corresponding to the Employee’s base salary calculated on the basis of the Employee’s annual salary the last 12 months. The compensation does not form basis for holiday pay or pension entitlements.

14.8If the Employee acquires or receives income in the prohibition period, the Company is entitled to reduce the compensation correspondingly, up to a maximum of half of the total compensation the Employee would be entitled to from the Company before such reduction. The Employee shall provide the Company with information regarding income from such other

Exhibit 10.17
work in the prohibition period. If the Employee does not meet this requirement, the Company is entitled to withhold compensation until the information is presented.
14.9If the Employee violates the provisions of clause 14.1, the Employee will no longer be entitled to payment by the Company and agrees to immediately reimburse the Company for compensation payments made in accordance with clause Error! Reference source not found. a nd 14.7. In the event of violation of the provisions of clauses 14.1 - 14.3, the Company may demand that the infringement immediately ceases and may take necessary legal actions. In addition, the Company may demand that the Employee pays the enrichment he and/or new employer/client etc. have achieved as a result of the breach of non-competition or non- solicitation clauses in 14.1-14.3. Payment of compensation does not entail that the infringement may continue.

14.10If the aforementioned clause is in conflict with applicable mandatory legislation, the clause is maintained to the extent it is in accordance with legislation. In the event of the introduction of new statutory provisions that regulate the validity of the above clause, the Company may unilaterally make the necessary amendments to the clause. The Company may not by way of such amendments extend the scope of the clause.

15Restrictions on use of email and internet
15.1The Company’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Company.

15.2The Company's electronic mail system, internet subscription and all other data systems shall be, as far as possible, used by the Employee solely in connection with the Employee’s work for the Company.

15.3The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.

16Intellectual property
16.1All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are created or developed by the Employee during the course of his employment with the Company shall fully and wholly devolve upon and be the property of the Company or shall be transferred to the Company if such transfer is necessary under applicable statutory legislation. The same applies to similar creations that are not legally protected by patent, copyright or similar but that the Company or the Group has an interest in employing.

16.2The Company shall by virtue of the employment of the Employee have an unrestricted, exclusive and gratuitous right to exploit the intellectual property rights and creations referred to in 16.1. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in the course of the Employee's employment with the Company if the exploitation of the right or creation falls within the scope of the Company’s or the Group’s business. This also applies in situations where the Employee has created or developed the right outside working hours or outside the Company's premises.

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16.3The Employee is not entitled to any separate compensation for the Company’s utilization of rights as mentioned in this clause. The Employee shall unsolicited inform the Company of any rights that may fall within the scope of this clause, unless it is obvious that the Company is already aware of such rights.

17Termination and notice
17.1The employment may be terminated by each of the parties based on a mutual notice period of three months. Termination shall be notified in writing, and the notice period shall be calculated from and including the first day of the month following the issuance of such notice.

17.2The Employee will be entitled to accelerated vesting of all options received in accordance with clause 6.1 and a salary compensation equal to 1,5 times base annual salary (which shall include the notice period) if:

i.the Employee is asked by the Company to terminate the employment, or the Company wishes to change the Employee’s role’s content significantly and beyond what lies within management’s prerogative, and therefore terminate this Contract at the same time as offering a new one, and the Employee does not accept the new contract, with the result being that the employment relationship is either terminated by the Company or the Employee, and provided that the Employee does not dispute such termination, for any other reason than where the Employee (a) commits an act of gross misconduct or shows gross breach of duty which can justify termination of the employment agreement with immediate effect according to applicable law; (b) commits any serious breach or (after warning) repeated or continued material breach of the Employee’s obligations under the Contract; (c) is guilty of fraud, dishonesty or conduct tending to bring the Employee or the Company into disrepute; (d) is declared bankrupt; (e) is convicted of any criminal offence; (f) retires; or (g) reaches the Company’s retirement age, or

ii.where the Employee’s employment is terminated within 12 months of a change of control of the Company as defined in the Company’s LTIP and the Employee’s employment has been terminated for a reason other than those listed in clause 16.2 (i) (a) – (g) above, provided that the Employee must be available to work for the Company full time for a period of 12 months.

No severance payment shall be paid and the Employee shall not be entitled to accelerated vesting of options if the Employee disputes the termination or terminates the employment (except as provided for above).

17.3Upon termination of employment, the Employee shall return to the Company all property in the Employee’s possession, custody or control belonging to the Company, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, personal computer equipment, original and copy documents or other media on which information is held in the Employee’s possession relating to the business or affairs of the Company.

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17.4Upon termination of employment, the Employee shall repay any debts to the Company, and release the Company of any guarantee or security for loans or responsibilities on behalf of the Employee.

18Garden leave
18.1If the Company or the Employee gives notice to terminate the Contract, the Employee agrees, subject to the Company continuing to provide the Employee’s salary and contractual benefits (other than bonuses), that the Company may, immediately following the date that the termination has been handed over, or at any time during the period of notice (three months) or any part of such period, in its absolute discretion require the Employee (i) to perform only such duties as it may allocate to the Employee, (ii) not to have any contact with customers, clients, suppliers, employees or member of the Company, (iii) not to attend any premises of the Company, (iv) resign as a director or from any office of the Company, and / or (v) to take any accrued holiday and/or the Company may appoint another person to perform the Employee’s responsibilities jointly and require the Employee to provide such handover and transitional services as may be reasonably required.

19Data Privacy
19.1In order to manage the Employee’s employment, the Company will need to process certain personal data relating to the Employee. Information regarding which personal data is being processed, how such personal data is being processed and which rights the Employee has in this regard, is outlined on the Employer’s intranet. The Employee is obliged to familiarize with the applicable content of such policy.

20General
20.1This Contract of Employment shall regulate all matters relating to the Employee's employment with the Company.

20.2The Company will at payment of salary, bonus, allowances etc. withhold taxes, also related to taxable benefits, from such payable compensations and pay the withheld taxes to appropriate authorities in accordance with statutory provisions. The Employee acknowledges and agrees that any further tax liability on the Employee’s hand shall be carried solely by the Employee.

20.3The Employee acknowledges that the Employee has carefully and diligently read this Contract, has had an opportunity to discuss it with advisors should so be desired, and understands all the terms and conditions therein.

20.4In respect of all issues not regulated by the terms of this Contract, statutory provisions shall prevail.

20.5If any provision of this Contract should be declared legally invalid or unenforceable by a competent court, such declaration shall in no way affect the validity or enforceability of any other provision thereof, nor shall any such declaration of legal invalidity or unenforceability operate to nullify or rescind this Contract but shall only serve to render ineffective any such

Exhibit 10.17
provision declared legally invalid or unenforceable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.

20.6This Contract shall be governed by and construed in accordance with Norwegian law, including any statutory modification or re-enactment during the time the Contract being in force.

This Contract has been prepared and signed by the parties of this Contract in two identical original copies, one copy having been delivered to and to be retained by each of the parties.

For the Company	Employee

/s/ Jan Arve Haugan	/s/ Jan Dahm-Simonsen

Name: Jan Arve Haugan	Name: Jan Dahm-Simonsen
Position: President & Managing Director
Date: May 10th 2022	Date: May 10th 2022